EXHIBIT 99.1
American Oil & Gas Reports 2nd Quarter 2006 Results and
Provides Drilling Update
     DENVER, August 14, 2006 — American Oil and Gas, Inc. (AMEX: AEZ) reports net income to common stockholders of $2,087,455 (six cents per share, basic and diluted), for the quarter ended June 30, 2006, as compared to net income to common stockholders of $159,412 ($0.00 per share, basic and diluted), for the corresponding quarter ended June 30, 2005. Included in net income for the quarter ended June 30, 2006 is a gain of $2,955,616 (approximately $1.8 million, net of tax) from the sale of American’s Bear Creek project plus the sale of a partial interest in American’s Goliath project. Also included in net income for the quarter ended June 30, 2006 is service fee income of $1,530,000. The service fee income relates to a finder’s fee received for assisting another oil and gas company in acquiring leases that did not fit well within American’s acreage portfolio. For the six-month period ended June 30, 2006, American reported net income to common stockholders of $4,323,809 (12 cents per share, basic and diluted), as compared to net income to common stockholders of $221,074 (one cent per share, basic and diluted), for the corresponding six-month period ended June 30, 2005. Included in net income for the six-month period ended June 30, 2006 is the gain from the sale of the Bear Creek and Goliath projects, the service fee income and a gain of $4,254,854 (approximately $2.6 million, net of tax) from the sale of American’s Big Sky project, which was sold on March 31, 2006 for a contract price of $11.5 million. American does not expect any significant property sales or service fee income in the second half of 2006.
     During the quarter ended June 30, 2006, American sold 3,874 barrels of oil at an average price of $54.64, resulting in oil revenues of $211,694, and sold 6,753 Mcf of natural gas at an average price of $7.01 per Mcf, resulting in gas revenues of $47,339. During the corresponding quarter of the prior year, American sold 22,233 barrels of oil at an average price of $50.97, resulting in oil revenues of $1,133,297, and sold 16,094 Mcf of natural gas at an average price of $6.57 per Mcf, resulting in gas revenues of $105,745.
     During the six-month period ended June 30, 2006, American sold 28,807 barrels of oil at an average price of $54.92, resulting in oil revenues of $1,582,109, and sold 29,790 Mcf of natural gas at an average price of $8.32 per Mcf, resulting in gas revenues of $247,776. During the corresponding six-month period of the prior year, American sold 35,958 barrels of oil at an average price of $48.92, resulting in oil revenues of $1,759,034, and sold 26,163 Mcf of natural gas at an average price of $6.37 per Mcf, resulting in gas revenues of $166,735. The primary reason for the oil and gas revenue decline results from the sale of the Big Sky project, which accounted for substantially all oil and gas revenues in 2005 and in the first quarter of 2006.
     American’s general and administrative expenses increased $93,446 (14%) in the quarter ended June 30, 2006 over the comparable quarter in 2005 primarily due to the recognition of share-based compensation pursuant to the adoption of FAS 123(R). American’s general and administrative expenses increased $699,309 (62%) in the six-months ended June 30, 2006 over the comparable six- month period in 2005 also due, to a large extent, to the recognition of share-based compensation ($561,965) pursuant to the adoption of FAS 123(R). The remaining increase in the six-month period is primarily attributable to an increase in salaries resulting from the addition of new employees.

     At June 30, 2006, American had $19.6 million of working capital, $41.5 million of total assets, $2.4 million of current liabilities, long-term portion of deferred income taxes of $3.2 million and stockholders’ equity of $35.8 million. There are currently 36,838,659 common shares and 250,000 series AA convertible preferred shares outstanding.

Selected Financial and
Operating Data	Three Months Ended		Six Months Ended
	6/30/06	6/30/05	6/30/06	6/30/05
FINANCIAL RECAP:
Revenues	$1,789,033	$1,239,042	$3,359,885	$1,925,769
Net income to common stockholders	$2,087,455	$159,412	$4,323,809	$221,074
Net income (loss) per common share- basic	$0.06	$—	$0.12	$0.01
Net income (loss) per common share-diluted	$0.06	$—	$0.12	$0.01
OPERATING DATA:
Net oil production (Bbl)	3,874	22,233	28,807	35,958
Oil revenues	$211,694	$1,133,297	$1,582,109	$1,759,034
Average oil price per Bbl	$54.64	$50.97	$54.92	$48.92

Net gas production (Mcf)	6,753	16,094	29,790	26,163
Natural gas revenues	$47,339	$105,745	$247,776	$166,735
Average gas price per Mcf	$7.01	$6.57	$8.32	$6.37
Barrels of oil equivalent sold (“BOE”)	5,000	24,915	33,772	40,319

Lease operating and production taxes	$66,389	$57,400	$167,580	$94,503
LOE and production taxes per BOE	$13.28	$2.30	$4.96	$2.34

Depreciation, depletion and amortization-oil and gas properties	$(5,260)	$373,874	$495,639	$517,695
DD&A per BOE	$—	$15.01	$14.68	$12.84

General and administrative expenses	$758,749	$665,303	$1,831,319	$1,132,010
     Drilling update:
•	At American’s Fetter project, the State 4-36-H well is currently at a total vertical depth (“TVD”) of approximately 10,680’ in the lower Steele formation. The operator of the well is beginning to build the curve in order to drill horizontally into the target Frontier formation, which is expected to be encountered at approximately 11,550’ TVD.

•	At the Krejci project, the Krejci Federal 3-29 well has been drilled into the Mowry formation and the wellbore is set at an approximate 86 degree angle. Current operations include conditioning the open hole in preparation for running 7-5/8” casing to the measured depth of

7,628’ (TVD of 7,389’). The operator will then attempt to drill a 6-3/4” wellbore approximately 1,300’ horizontally through the Mowry formation.

•	American expects drilling operations to commence in its Goliath project in early September with the spudding of the Evertson AOG Champion 1-25H well. This well is a planned multi-lateral horizontal well targeting the Bakken formation in the Williston Basin of North Dakota.
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanog.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenue as a result of the sale of its Big Sky project interests, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.”